Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185166

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1) (2)
0.650% Notes due December 7, 2015	$1,200,000,000	99.881%	$1,198,572,000	$163,485
1.125% Notes due December 15, 2017	$1,100,000,000	99.980%	$1,099,780,000	$150,010
1.700% Notes due December 15, 2019	$1,200,000,000	99.776%	$1,197,312,000	$163,313

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $476,808.
(2)	Paid herewith.

PROSPECTUS    SUPPLEMENT

(To Prospectus dated November 28, 2012)

$3,500,000,000

$1,200,000,000 0.650% Senior Notes due December 7, 2015

$1,100,000,000 1.125% Senior Notes due December 15, 2017

$1,200,000,000 1.700% Senior Notes due December 15, 2019

This is an offering of an aggregate of $1,200,000,000 principal amount of 0.650% Senior Notes due December 7, 2015, which we refer to as the “2015 Notes”, an aggregate of $1,100,000,000 principal amount of 1.125% Senior Notes due December 15, 2017, which we refer to as the “2017 Notes”, and an aggregate of $1,200,000,000 principal amount of 1.700% Senior Notes due December 15, 2019 which we refer to as the “2019 Notes”. We refer to the 2015 Notes, the 2017 Notes and the 2019 Notes together as the “notes”.

We will pay interest on the 2015 Notes on June 7 and December 7 of each year, beginning June 7, 2013. We will pay interest on the 2017 Notes and the 2019 Notes on June 15 and December 15 of each year, beginning June 15, 2013. The 2015 Notes will bear interest at a rate of 0.650% per year and will mature on December 7, 2015. The 2017 Notes will bear interest at a rate of 1.125% per year and will mature on December 15, 2017. The 2019 Notes will bear interest at a rate of 1.700% per year and will mature on December 15, 2019. We may redeem any of the notes at any time by paying the greater of the principal amount of the notes or a “make-whole” amount, plus, in each case, accrued interest.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness from time to time outstanding.

For a more detailed description of the notes, See “Description of the Notes” beginning on page S-9 of this prospectus supplement.

See “Risk Factors” on page S-6 for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Price to Public (1)	Underwriting Discounts (2)	Proceeds to Costco (Before Expenses) (1)
Per 2015 Note	99.881%	0.25%	99.631%
Total	$1,198,572,000	$3,000,000	$1,195,572,000
Per 2017 Note	99.980%	0.35%	99.630%
Total	$1,099,780,000	$3,850,000	$1,095,930,000
Per 2019 Note	99.776%	0.40%	99.376%
Total	$1,197,312,000	$4,800,000	$1,192,512,000

(1)	Plus accrued interest, if any, from December 7, 2012.
(2)	The underwriters have agreed to reimburse us for a portion of the discounts and expenses related to the offering. See “Underwriting.”

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), on or about December 7, 2012, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there are no public trading markets for the notes.

Active Bookrunners

BofA Merrill Lynch	J.P. Morgan

Passive Bookrunner

Guggenheim Securities

November 28, 2012

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. To the extent that information in this prospectus supplement or any related free writing prospectus is inconsistent with the information incorporated by reference in this prospectus supplement, the information in such document incorporated by reference is superseded by the information in the prospectus supplement or free writing prospectus, as the case may be. You should read this prospectus supplement and the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you in the section of the accompanying prospectus entitled “Where You Can Find Additional Information.”

Unless otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our” or “Costco” refer to Costco Wholesale Corporation and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. They include statements that address activities, events, conditions or developments that we expect or anticipate may occur in the future and may relate to such matters as sales growth, increases in comparable store sales, cannibalization of existing locations by new openings, price or fee changes, earnings performance, earnings per share, stock-based compensation expense, warehouse openings and closures, the effect of adopting certain accounting standards, future financial reporting, financing, margins, return on invested capital, strategic direction, expense controls, membership renewal rates, shopping frequency, litigation impact and the demand for our products and services. Forward-looking statements may also be identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as may be required by law. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other factors described in Part I, Item 1A of our most recent Annual Report on Form 10-K in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that may be important to you or that you should consider when making an investment decision with respect to the notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the notes.

Costco Wholesale Corporation

Costco operates membership warehouses based on the concept that offering members low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables Costco to operate profitably at significantly lower gross margins than traditional wholesalers, mass merchandisers, supermarkets, and supercenters.

At October 30, 2012, Costco operated 612 warehouses worldwide, which include 442 in the United States and Puerto Rico, 83 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, nine in Taiwan, eight in Korea and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com, at www.costco.ca in Canada, and at www.costco.co.uk in the United Kingdom. The information on these websites is not part of this prospectus supplement or the accompanying prospectus.

Our principal executive office is located at 999 Lake Drive, Issaquah, Washington 98027 and our telephone number is (425) 313-8100.

THE OFFERING

The following is a summary of the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Costco Wholesale Corporation, a Washington corporation.

Notes Offered	$1,200,000,000 aggregate principal amount of our 0.650% Senior Notes due December 7, 2015 (the “2015 Notes”), $1,100,000,000 aggregate principal amount of our 1.125% Senior Notes due December 15, 2017 (the “2017 Notes”) and $1,200,000,000 aggregate principal amount of our 1.700% Senior Notes due December 15, 2019 (the “2019 Notes” and together with the 2015 Notes and 2017 Notes, the “notes”).

2015 Notes

Maturity	The notes will mature on December 7, 2015.

Interest	Interest on the notes will accrue from the date of their issuance at the rate of 0.650% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on June 7 and December 7 of each year. The first interest payment on the notes will be made on June 7, 2013.

2017 Notes

Maturity	The notes will mature on December 15, 2017.

Interest	Interest on the notes will accrue from the date of their issuance at the rate of 1.125% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year. The first interest payment on the notes will be made on June 15, 2013.

2019 Notes

Maturity	The notes will mature on December 15, 2019.

Interest	Interest on the notes will accrue from the date of their issuance at the rate of 1.700% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year. The first interest payment on the notes will be made on June 15, 2013.

The Notes

Ranking	The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness from time to time outstanding. See the section of this prospectus supplement entitled “Description of the notes”.

Optional Redemption	We may at our option redeem the notes, at any time, in whole or in part, at “make-whole” redemption prices as described in the section of this prospectus supplement entitled “Description of the notes—Optional redemption”.

Repurchase Upon a Change in Control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Further Issuances	We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes of the same series on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the applicable series of notes.

Trustee	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 2, 2012, which is incorporated by reference in the accompanying prospectus, as well as the risks set forth below. See “Where You Can Find More Information” in the accompanying prospectus.

We and our subsidiaries may be able to incur substantially more debt, which could exacerbate the risks described in this prospectus supplement.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We will not be restricted under the terms of the notes or the indenture pursuant to which the notes are to be issued from incurring additional indebtedness, including secured debt. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Because we are not limited by the terms of the notes, we may recapitalize, incur additional debt and take a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Active trading markets may not develop for the notes.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $3.483 billion after deducting underwriting discounts and commissions and estimated offering expenses, net of reimbursements, payable by us. We intend to use approximately $3.0 billion of the net proceeds of this offering to pay a special cash dividend on our common stock of $7.00 per share, which was declared by our board of directors on November 27, 2012. The special dividend is payable on December 18, 2012, to shareholders of record at the close of business on December 10, 2012. We intend to use the balance of the net proceeds, if any, for general corporate purposes, including to purchase common stock pursuant to our existing share repurchase authorization, subject to market conditions.

CAPITALIZATION

The following sets forth our capitalization on a consolidated basis as of September 2, 2012. We have presented our capitalization on both an actual and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of the net proceeds from the issuance and sale of the notes. See “Use of Proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 2, 2012, which is incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of September 2, 2012
	Actual	As Adjusted
	(Dollars in Millions)
Cash and cash equivalents	$3,528	$3,985

Short-term borrowings	—	—

Current maturities of long-term debt	1	1

Long-term debt:
Senior notes, interest at 5.5%, due March 2017	$1,097	$1,097
Other promissory notes, loans, and notes payable	284	284
Capitalized Leases	181	181
Senior Notes, interest at 0.650%, due December 7, 2015	—	1,199
Senior Notes, interest at 1.125%, due December 15, 2017	—	1,100
Senior Notes, interest at 1.700%, due December 15, 2019	—	1,197

Total long-term debt	1,562	5,058

Total debt	1,563	5,059

Shareholder's equity:
Preferred stock, $.005 par value; none issued or outstanding	—	—
Common stock, $.005 par value; 432,350,000 shares issues and outstanding	2	2
Additional paid in capital	4,369	4,369
Accumulated other comprehensive income	156	156
Retained earnings	7,834	4,808

Total stockholders' equity	12,361	9,335

Noncontrolling interests	157	157

Total equity	12,518	9,492

Total capitalization	$14,081	$14,551

DESCRIPTION OF THE NOTES

We are offering $1,200,000,000 aggregate principal amount of our 0.650% Senior Notes due December 7, 2015, $1,100,000,000 aggregate principal amount of our 1.125% Senior Notes due December 15, 2017 and $1,200,000,000 aggregate principal amount of our 1.700% Senior Notes due December 15, 2019. The 2015 Notes, 2017 Notes and 2019 Notes will each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes will be issued under the First Supplemental Indenture dated as of March 20, 2002, between Costco and U.S. Bank National Association, as trustee (the “supplemental indenture”) supplement to the Senior Debt Securities Indenture dated as of October 26, 2001, between Costco and the trustee (together with the supplemental indenture, the “indenture”). We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find Additional Information” in the accompanying prospectus.

The 2015 Notes

The 2015 Notes will mature on December 7, 2015, and will bear interest at 0.650% per annum from December 7, 2012, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on the May 23 and November 22 immediately preceding the interest payment date on June 7 and December 7 of each year, commencing June 7, 2013.

If any interest payment date, date of redemption or the maturity date of any of the 2015 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from the interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2017 Notes

The 2017 Notes will mature on December 15, 2017, and will bear interest at 1.125% per annum from December 7, 2012, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on the June 1 and December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing June 15, 2013.

If any interest payment date, date of redemption or the maturity date of any of the 2017 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from the interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2019 Notes

The 2019 Notes will mature on December 15, 2019, and will bear interest at 1.700% per annum from December 7, 2012, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on the June 1 and December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing June 15, 2013.

If any interest payment date, date of redemption or the maturity date of any of the 2019 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from the interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

General

The notes do not contain any sinking fund provisions.

The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness from time to time outstanding. See “Description of Debt Securities” in the accompanying prospectus for a description of the rights under our debt securities, including the notes, under the indenture. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

We could enter into various transactions that could increase the amount of our outstanding indebtedness, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes. The indenture governing the notes does not generally prevent us from entering into a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

We are obligated to purchase debt securities upon a change in control

In the event of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described below, you will have the right, at your option, subject to the terms and conditions of the indenture to require us to purchase for cash any or all of your notes in integral multiples of $1,000 original principal amount. We will purchase the notes at a price equal to 101% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the change in control purchase date, if any (the “Change of Control Payment”).

Within 15 days following any Change of Control Triggering Event, we must mail a written notice to the trustee and every holder of notes describing the transaction or transactions that constitute the Change of Control Triggering Event. The notice must also be published at least once in an authorized newspaper, as defined in the indenture, and must state:

•	the events causing the Change of Control Triggering Event and the date of the Change of Control Triggering Event;

•	the date by which notice of the Change of Control Triggering Event is required by the note to be given;

•

the date, which will be no earlier than 30 days and no later than 60 days after the date notice of the occurrence of the Change of Control Triggering Event is mailed, by which we must purchase the notes we are obligated to purchase pursuant to the selling holder's exercise of rights on a Change of Control (the “Change of Control Payment Date”);

•	the price we must pay for the notes we are obligated to purchase;

•	the name and address of the trustee;

•	the procedure for surrendering notes to the trustee or other designated office or agency for payment;

•	a statement of our obligation to make prompt payment on proper surrender of the notes;

•	the procedure for holders’ exercise of rights of sale of the notes; and

•	the procedures by which a holder may withdraw a tender after it is given.

On the Change of Control Payment Date, we will be obligated, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

We will not purchase any notes if there has occurred and is continuing at the payment date an event of default under the indenture, other than default in payment of the purchase price payable for the notes upon a Change of Control Triggering Event. In connection with any purchase of notes after a Change of Control Triggering Event, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Securities Exchange Act of 1934, as amended, and any related Schedule 13E-4 required to be submitted under that rule.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that would, if consummated, result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of the voting power of our voting stock then outstanding; (2) the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any “person” or “persons” that is not our “subsidiary”, as those terms are defined in the indenture; (3) the completion of a consolidation or merger of Costco with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor’s common stock or 75% or more of the voting power of the survivor’s voting stock or (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on November 28, 2012; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Additional notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with any series of the notes in all respects, including having the same CUSIP number of such series, so that the additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

Optional redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes to be redeemed. The notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for the redemption (except that, if the redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months). The discount rate for the 2015 Notes will be the Treasury Rate plus 5 basis points, the discount rate for the 2017 Notes will be the Treasury Rate plus 7.5 basis points and the discount rate for the 2019 Notes will be the Treasury Rate plus 10 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the redemption date or, in the case of satisfaction and discharge and defeasance, as of the second business day prior to the deposit of funds to pay the notes with the trustee) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date or, in the case of satisfaction and discharge and defeasance, as of the third business day preceding the deposit of funds to pay the notes with the trustee, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated

“Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors, and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date or, in the case of satisfaction and discharge and defeasance, as of the third business day preceding the deposit of funds to pay the notes with the trustee.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes of a series, the trustee under the indenture must select the notes to be redeemed by a method the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Book-entry system

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each global security will be deposited with, or on behalf of, the Depository Trust Company or DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the global securities is set forth in the section “Book-Entry Securities” in the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you invest in the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our notes.

The discussion applies only to holders that hold notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This summary does not address all United States federal income tax considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for United States federal income tax purposes, a U.S. Holder (as defined below) whose “functional currency” is not the United States dollar, controlled foreign corporation, passive foreign investment company or certain former United States citizens and residents.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend on the status of such partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, if you are a partnership holding our notes or a partner in such partnership, you should consult your tax advisor regarding the specific United States federal income tax consequences to you.

You should consult your tax adviser about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Tax Consequences Applicable to U.S. Holders

This discussion applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, an estate, the income of which is subject to United States federal income tax regardless of its source or a trust that is subject to the primary supervision of a United States court and the control of one or more United States persons or has otherwise elected to be treated as a United States person.

Payments or Accruals of Interest

It is anticipated that the notes will not be issued with original issue discount for United States federal income tax purposes and the remainder of this discussion so assumes. Accordingly, payments or accruals of stated interest on a note will be taxable to you as ordinary income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Additional Payments

In certain circumstances (see “Description of the Notes — Repurchase Upon a Change in Control” and “Description of the Notes — Optional Redemption”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments despite the possibility that these additional payments may be made. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will be paid. Assuming such position is respected, any amounts paid to you pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “Sale, Exchange, Retirement or Other Taxable Disposition of the Notes.” Our position is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a contrary position, which could affect the timing and character of your income with respect to the notes. You should consult your tax advisor about the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

You generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a note. The amount of such gain generally will be equal to the difference between the amount you realize on the transaction (less any accrued but unpaid interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you.

The gain or loss that you recognize on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Tax Consequences Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the notes that is not a U.S. holder or a partnership for United States federal income tax purposes.

Payments or Accruals of Interest

Subject to the discussions below on backup withholding and foreign accounts, interest income that you derive in respect of the notes generally will be exempt from the 30% United States federal withholding tax, provided that:

•	the interest on the notes is not effectively connected with your conduct of a trade or business in the United States,

•	you do not directly or indirectly, actually or constructively, own 10% or more of the combined voting power of all classes of our stock,

•	you are not a controlled foreign corporation that is related to us directly or indirectly, actually or constructively, through stock ownership, and

•

you provide a statement (generally, an IRS Form W-8BEN or other applicable Form W-8) signed under penalties of perjury that includes your name and address and certify that you are not a “United States Person” within the meaning of the Code in compliance with applicable requirements or satisfy certain documentary evidence requirements for establishing that you are a non-United States person (this certification may also be provided by (i) a securities clearing organization, (ii) a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business or (iii) a “qualified intermediary” that has entered into a withholding agreement with the IRS and other conditions are met).

If you are a non-U.S. holder, even if you do not satisfy the requirements above, you may be entitled to a reduction in or an exemption from withholding on interest if either (a) you are entitled to benefits under an applicable tax treaty or (b) you hold our notes in connection with the conduct of a trade or business within the United State and the interest being paid is in connection with that trade or business. To claim such a reduction or redemption from withholding, you must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and your country of residence, or (b) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States. If you do not timely provide the applicable withholding agent the required certification but you otherwise qualify for a reduced income tax treaty rate, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If the interest paid to you is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, you maintain a United States permanent establishment to which such interest is attributable), then, although exempt from United States federal withholding tax (provided you furnish the appropriate certification, as described above), you generally will be subject to United States federal income tax on such interest in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) . If you are a non-U.S. holder, you should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Notes

Subject to the discussions below on backup withholding and foreign accounts, if you are a non-U.S. holder, you will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our notes unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in the same manner as if you were a U.S. holder (unless an applicable income tax treaty provides for the non-U.S. holder to be taxed at a lower rate). If you are a foreign corporation, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of your effectively connected earnings and profits for the taxable year.

If you are a non-U.S. holder described in the second bullet point above, you will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which may be offset by certain United States source capital losses (even though you are not considered a resident of the United States) provided you timely file United States federal income tax returns with respect to such losses.

If you are a non-U.S. holder, you should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Persons making payments on the notes must file information returns with the IRS in connection with payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to backup withholding on such payments if you provide your correct taxpayer identification number to the payor and make certain other required certifications, or otherwise establish an exemption from backup withholding.

If you are a non-U.S. holder, you generally will not be subject to backup withholding, provided the payor does not have actual knowledge or reason to know you are a “United States person” within the meaning of the Code and you may comply with certification procedures described above under “Tax Consequences Applicable to Non-U.S. Holders — Payments or Accruals of Interest” to establish your non-U.S. status. However, where required, information returns will be filed with the IRS in connection with any interest paid to a non-U.S. holder, regardless of whether any tax was withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, or gross proceeds from, the sale or other disposition of, debt securities paid to a “foreign financial institution” (as defined in the Code) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although the withholding rules described above apply to applicable payments made after December 31, 2012, proposed Treasury Regulations and subsequent guidance provide that such rules would apply to payments of interest on debt securities made on or after January 1, 2014 and to payments of gross proceeds from the sale or other disposition of such debt securities made on or after January 1, 2017. Moreover, the proposed Treasury Regulations indicate that the withholding rules would not apply to debt securities outstanding on January 1, 2013 unless such debt securities are materially modified thereafter. However, the proposed Treasury Regulations have not been finalized, and until such time as final regulations are issued, significant aspects of these new rules remain unclear. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

	Principal Amount of Notes
Underwriter	0.650% Senior Notes due 2015	1.125% Senior Notes due 2017	1.700% Senior Notes due 2019
J.P. Morgan Securities LLC	$480,000,000	$440,000,000	$480,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	480,000,000	440,000,000	480,000,000
Guggenheim Securities, LLC	240,000,000	220,000,000	240,000,000

Total	$1,200,000,000	$1,100,000,000	$1,200,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts we will pay to the underwriters in connection with the offering (expressed as a percentage of the principal amount of the notes).

	Underwriting Discounts Paid by Us
	Per Note	Total
0.650% Senior Notes due 2015	0.25%	$3,000,000
1.125% Senior Notes due 2017	0.35%	$3,850,000
1.700% Senior Notes due 2019	0.40%	$4,800,000

We estimate that our expenses in connection with the sale of the notes, other than the underwriting discounts, will be approximately
$5,000,000 and will be payable by us. The underwriters have agreed to reimburse us for up to $4,290,625 of the discounts and expenses related to the offering.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking, commercial banking and other financial and advisory services in the ordinary course of business to us or our affiliates, including underwriting and the provision of financial advice, and have received, or may in the future receive, customary fees and commissions for their services. Guggenheim Securities, LLC is providing financial advisory services to us, and in connection therewith will receive a fee of $490,625 upon completion of this offering in addition to the underwriting discount payable to them, as described above. Certain affiliates of the underwriters are lenders under a line of credit for the Company.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus by electronic means, such as e-mail.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

T+7 Settlement

We expect that delivery of the notes will be made against payment thereof on or about the closing date specified on the cover page of this prospectus supplement, which will be the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date of the pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Perkins Coie LLP, Seattle, Washington, and for the underwriters by Latham & Watkins LLP, Los Angeles, California.

PROSPECTUS

Debt Securities

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	we may sell debt securities from time to time;

•	we will provide a prospectus supplement each time we issue the securities; and

•	the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of the underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from the sale also will be set forth in the applicable prospectus supplement.

Investing in our debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2012.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell the debt securities at any time and from time to time in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information.”

We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to Costco, the Company, we, us and our are to Costco Wholesale Corporation (together with its subsidiaries) unless the context otherwise provides.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These reports and other information filed by us are available free of charge through our website, http://www.costco.com, and may be inspected and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities:

•	Our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 2, 2012; and

•	Current Report on Form 8-K filed on November 1, 2012.

You may obtain a copy of these filings at no cost by writing or telephoning us at 999 Lake Drive, Issaquah, Washington 98027, telephone (425) 313-8100, attention Investor Relations Department.

You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. They include statements that address activities, events, conditions or developments that we expect or anticipate may occur in the future and may relate to such matters as sales growth, increases in comparable store sales, cannibalization of existing locations by new openings, price or fee changes, earnings performance, earnings per share, stock-based compensation expense, warehouse openings and closures, the effect of adopting certain accounting standards, future financial reporting, financing, margins, return on invested capital, strategic direction, expense controls, membership renewal rates, shopping frequency, litigation impact and the demand for our products and services. Forward-looking statements may also be identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as may be required by law. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other factors described in Part I, Item 1A of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC.

THE COMPANY

Costco operates membership warehouses based on the concept that offering members low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables Costco to operate profitably at significantly lower gross margins than traditional wholesalers, mass merchandisers, supermarkets, and supercenters.

At October 30, 2012, Costco operated 612 warehouses worldwide, which include 442 in the United States and Puerto Rico, 83 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, nine in Taiwan, eight in Korea, and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com, at www.costco.ca in Canada, and at www.costco.co.uk in the United Kingdom.

Our principal executive office is located at 999 Lake Drive, Issaquah, Washington 98027 and our telephone number is (425) 313-8100.

RISK FACTORS

Investing in the debt securities involves risks. Before making a decision to invest in the debt securities, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 2, 2012, which is incorporated by reference in this prospectus. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, repurchase of common stock, and warehouse expansions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

Fiscal Year Ended (1)
August 31, 2008	August 30, 2009	August 29, 2010	August 28, 2011	September 2, 2012
12.49	10.79	12.06	13.26	16.43

(1)	Fiscal 2012 consisted of 53 weeks.

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges, excluding capitalized interest. Fixed charges consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which these general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. The debt securities will be issued under a First Supplemental Indenture dated as of March 20, 2002, between Costco and U.S. Bank National Association, as trustee, which we refer to as the “supplemental indenture,” supplement to a Senior Debt Securities Indenture dated as of October 26, 2001, between Costco and the trustee, which we refer to together with the supplemental indenture as the “indenture.”

We have summarized selected provisions of the indenture below. The indenture has been incorporated by reference as an exhibit into the registration statement of which this prospectus is a part and you should read the indenture for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indenture. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the indenture.

General

The indenture does not limit the aggregate principal amount of debt securities which may be issued under the indenture and provides that debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of other indebtedness or debt securities.

Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours.

The debt securities may be issued in fully registered form without coupons (“registered securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities;

(2)	the percentage of principal amount at which the Offered Debt Securities will be issued;

(3)	any limit on the aggregate principal amount of the Offered Debt Securities;

(4)	the date or dates on which the Offered Debt Securities will mature and the amount or amounts of any installment of principal payable on such dates;

(5)	the rate or rates (which may be fixed or variable) per year at which the Offered Debt Securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

(6)	the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the regular record dates for the payment dates;

(7)	the terms of any sinking fund and the obligation, if any, of ours to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions;

(8)	the portion of the principal amount of Offered Debt Securities that is payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

(9)	whether the Offered Debt Securities will be issued in registered form without coupons, including temporary and definitive global form, and the circumstances, if any, upon which the Offered Debt Securities may be exchanged for Offered Debt Securities issued in a different form;

(10)	whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for the Global Security or Securities;

(11)	whether and under what circumstances we will pay additional amounts to any holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any additional amounts;

(12)	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the Offered Debt Securities shall be payable;

(13)	if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

(14)	any authenticating or paying agent, transfer agent or registrar;

(15)	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets; and

(16)	certain other terms, including our ability to satisfy and discharge our obligations under an indenture with respect to the Offered Debt Securities.

No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.

Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indenture. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

Exchange, Registration and Transfer

Registered securities (other than book-entry securities) of any series of Offered Debt Securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly endorsed), at the office of the Security Registrar or at the office of any transfer agent designated by us for this purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on, if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Global Securities.”

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying

Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as that address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name the registered security is registered at the close of business on the Regular Record Date for the interest.

Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of the trustee will be designated as our sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as registered securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Debt Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for that series.

All moneys paid by us to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to the series. Global Securities will be issued in registered form, in either temporary or definitive form.

The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

Book-Entry Securities

Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of the depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for the Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of the Global Security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing the debt securities. Except as set forth below, owners of beneficial interests in these Global Securities will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing the debt securities. We nor any trustee or Paying Agent, or the Security Registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date the payment is payable in accordance with their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of the participants.

Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for the Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing the debt securities. In this instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by the Global Security equal in principal amount to the beneficial interest and to have the debt securities registered in the name of the owner of the beneficial interest.

Absence of Restrictive Covenants

We are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture does not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Merger and Consolidation

The indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety to any Person or may permit any corporation to merge into us, provided that:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor, if other than us, assumes our obligations under the indenture and the debt securities issued thereunder;

•

immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions are met.

The indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets of substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by the consolidation or into which we are merged or to which the transfer or lease is made shall be substituted for us with the same effect as if the successor corporation had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of the indenture and the debt securities, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

Satisfaction and Discharge

Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

•

we have irrevocably deposited with the trustee either money, or U.S. Government Obligations together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or a combination of which (in the written opinion of independent public accountants delivered to the trustee), will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of the series;

•	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of the series;

•	the trustee has received an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; or

•

the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to the series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.

Upon discharge in the manner described above, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of the series.

Modification of the Indenture

The indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions; provided this action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

The indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of such series, except that no supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

(2)	reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

(3)	reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

(4)	change our obligation to maintain an office or agency in the places and for the purposes required by such indenture;

(5)	impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the indenture; or

(7)	with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.

Events of Default

An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

•	failure to pay interest on the series of debt securities for 30 days after payment is due;

•	failure to pay the principal of (or premium, if any) on the series of debt securities when due;

•

failure to perform any other covenant in the indenture that applies to the series of debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

an event of default under any mortgage, indenture (including the indenture) or other instrument under which any debt of Costco Wholesale Corporation or a Consolidated Subsidiary shall be outstanding which default shall have resulted in the acceleration of such debt in excess of $25,000,000 in aggregate principal amount and the acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in the series of debt securities.

“Consolidated Subsidiary” is defined in the indenture as every Subsidiary which does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets outside the United States or Canada other than (a) a Subsidiary acquired or organized after the date of the indenture which, prior to the date of acquisition or organization, shall have been classified by resolution of the Board of Directors or Executive Committee of the Board of Directors of Costco Wholesale Corporation as an Unconsolidated Subsidiary unless and until the Board of Directors or Executive Committee of the Board of Directors of Costco Wholesale Corporation shall by resolution reclassify such Subsidiary as a Consolidated Subsidiary; and (b) any Subsidiary of an Unconsolidated Subsidiary; provided, however, that an Unconsolidated Subsidiary shall not be a successor, directly or indirectly, to any Consolidated Subsidiary.

If an Event of Default shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of the series may declare the principal of all of the outstanding notes to be immediately due and payable.

The indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the series; provided that:

•	such direction shall not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper that is not inconsistent with such direction; and

•	the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of debt securities of such series not taking part in such direction.

The indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

The indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interests of the holders of the debt securities of such series; and provided, further, that the notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of ours under the indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.

We will be required to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the indenture.

Notices

Notices to holders of registered securities will be given by mail to the addresses of the holders as they appear in the Security Register.

Title

We, the appropriate Trustee and any agent of ours or the Trustee may treat the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not the Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

New York law will govern the indenture and the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters, or

•	through a combination of any of the above methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of Costco Wholesale Corporation as of September 2, 2012 and August 28, 2011 and for the 53-week period ended September 2, 2012, and the 52-week periods ended August 28, 2011 and August 29, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of September 2, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$3,500,000,000

$1,200,000,000 0.650% Senior Notes due December 7, 2015

$1,100,000,000 1.125% Senior Notes due December 15, 2017

$1,200,000,000 1.700% Senior Notes due December 15, 2019

BofA Merrill Lynch

J.P. Morgan

Guggenheim Securities

November 28, 2012